Exhibit 99.1

                 Point Therapeutics Reduces Costs by
                          Cutting Work Force

    BOSTON--(BUSINESS WIRE)--May 31, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today announced that to save costs it has reduced its workforce by approximately 60 percent. The Company estimates that the total charges for the workforce reduction will be approximately $130,000. This action follows the recent interim clinical results in which the Company's Independent Monitoring Committee recommended stopping the Company's two Phase 3 talabostat studies as a potential treatment for patients in advanced non-small cell lung cancer. As a result of the Company informing the U.S. Food and Drug Administration
(FDA) of the interim results, the FDA has put the talabostat clinical program on hold.

    The Company continues to assess its options given this recent data and will report on next steps once they have been decided.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company which has studied its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in metastatic non-small cell lung cancer and in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia and in combination with gemcitabine in Stage IV pancreatic cancer.

    Certain statements contained herein are not strictly historical and are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward-looking statements due to risks and uncertainties to which the Company is subject, and other factors that are described in Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard Small, 617-933-2136
             SVP, Chief Financial Officer